Exhibit 99.03

NONQUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO THE
FREEDOM HOLDING CORP. 2018 EQUITY INCENTIVE PLAN

THIS AGREEMENT is made as of __________       , 20__, between Freedom Holding Corp., a Nevada corporation (the “Company”), and ____________________ (the “Optionee”).

WHEREAS, the Company has adopted the Freedom Holding Corp. 2018 Equity Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees, consultants, directors and officers of the Company and its Subsidiaries; and

WHEREAS, the Board has determined to award to the Optionee the right and option to purchase shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) subject to restrictions stated herein (the “Option”) to encourage the Optionee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.
Nonqualified Stock Option

The Option is not intended to qualify as an incentive stock option under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended, or its predecessor (the “Code”).

2.
Grant of Nonqualified Stock Option.

The Company hereby awards to Optionee an option to purchase ________ shares of Common Stock of the Company (the “Award”) on the following terms:

2.1 ________ __, 20__, is the date of grant of the Option (“Date of Award”).

2.2 The purchase price of the shares of Common Stock subject to the Option shall be $__.__ per share (the “Exercise Price”), which was the closing price of the Company’s common stock on the OTC Pink Market on the date of Award, as reported by the OTC Markets.

3. Restrictions on Exercise

Subject to the Optionee’s continued employment with the Company or its Subsidiaries, the Option shall be exercisable as follows:

3.1         One-______ (1/_) of the shares of Common Stock issued subject to the Option (rounded down to the nearest whole Share, if necessary) shall become exercisable on each of the first _______ (_) anniversaries of the Date of Grant.

4. Effect of Certain Terminations of Employment.

Notwithstanding Section 3, in the event of (i) the termination of the Optionee’s employment with the Company or its Subsidiaries (A) as a result of the Optionee’s death (B) by the Company due to the Optionee’s total and permanent disability, as determined by the Board (“Disability”), or (C) by the Company not for cause, or (ii) the occurrence of a Corporate Control (as defined in the Plan), the Option shall be deemed to be fully (100%) vested and exercisable as of immediately prior to the Optionee’s death, Disability, termination by the Company not for cause, or the Corporate Change.

5. Term of Option

The unexercised portion of the Option shall automatically and without notice terminate and become null and void at the earlier of (a) the tenth anniversary of the Date of Grant and (b) the earliest applicable time specified in Section 6.

6. Termination of the Option

Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

6.1         The termination of the Optionee’s employment with the Company or its Subsidiaries if the Optionee’s employment is terminated by the Company for cause or by the Optionee for any reason. For purposes of this Agreement, “cause” shall mean, (i) on account of fraud, embezzlement or other unlawful or tortious conduct, whether or not involving or against the Company or any affiliate, (ii) for violation of a policy of the Company or any affiliate, or (iii) for serious and willful acts or misconduct detrimental to the business or reputation of the Company or any affiliate;

6.2         The termination of Optionee’s employment with the Company or its Subsidiaries for any reasons other than as provided in Section 6.1, 6.3, 6.4, 6.5 6.6 or 6.7;

6.3         The termination of Optionee’s employment with the Company or its Subsidiaries by reason of the Optionee’s death, or if the Optionee’s employment terminates in the manner described in Section 6.2 and the Optionee dies within such period for exercise provided for herein; provided, however, that any unvested portion of the Option shall vest upon the Optionee’s death and any unexercised portion of the Option shall become exercisable by the Optionee's executors or administrators, as provided in Section 10, or by the person to whom the Option passes (the Optionee’s “Beneficiary”) under such Optionee’s will (or, if applicable, pursuant to the laws of descent and distribution) until the earlier of (i) one year after the Optionee's death or (ii) the date on which such Option terminates or expires in accordance with the provisions of this Agreement (other than this Section 6);

6.4         The termination of Optionee’s employment with the Company or its Subsidiaries by reason of total and permanent disability as determined by the Company’s Board (“Disability”); provided, however, that any unvested portion of the Option shall vest upon determination of Disability by the Company’s Board, and any unexercised portion of the Option shall become exercisable by the Optionee until the earlier of (i) one year after Optionee’s termination or (ii) the date on which such Option terminates or expires in accordance with the provisions of this Agreement (other than this Section 6);

6.5         The termination of the Optionee’s employment with the Company not for cause, provided, however, that any unvested portion of the Option shall vest upon such termination and any unexercised portion of the Option shall become exercisable by the Optionee until the earlier of (i) one year after Optionee’s termination or (ii) the date on which such Option terminates or expires in accordance with the provisions of this Agreement (other than this Section 6);

6.6         The occurrence of a Corporate Change (as defined in the Plan); provided, however, that the portion of the Option which remains outstanding and unexercised immediately prior to such Corporate Change immediately vest and shall be exercisable until the earlier of the date described in Section 5 and the first anniversary of the Corporate Change; or

6.7          The commission by the Optionee of an Act of Misconduct prior to such vesting. For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Optionee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Optionee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Optionee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of Optionee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7. Exercise of Option

The Option shall be exercised by the Optionee (or by the Optionee’s Beneficiary, as provided in Section 6, or by the Optionee’s executors or administrators, as provided in Section 10), subject to the provisions of the Plan and of this Agreement, as to all or part of the shares of Common Stock covered hereby, as to which the Option shall then be exercisable, by the giving of written notice of such exercise to the Company at its principal business office, accompanied by payment of the full purchase price for the shares being purchased.  Payment of such purchase price shall be made by cash or by check payable to the Company.

The Company shall cause certificates for the shares so purchased to be delivered to the Optionee or the Optionee's Beneficiary, executors or administrators, as applicable, against payment of the purchase price, as soon as practicable following the Company's receipt of the notice of exercise.

8. No Stockholder Rights

Neither the Optionee nor the Optionee’s Beneficiary, executors or administrators shall have any of the rights of a stockholder of the Company with respect to the shares subject to the Option until a certificate or certificates for such shares shall have been issued upon the exercise of the Option.

9. Restrictions on Transfer

The Option shall not be transferable by the Optionee other than to the Optionee's Beneficiary, executors or administrators by will or the laws of descent and distribution, and during the Optionee's lifetime shall be exercisable only by the Optionee. Any attempt to transfer or otherwise dispose of the Option in contravention of the restrictions set forth herein shall be null and void and without effect.

10. Exercisability in the Event of Optionee’s Death

In the event of the Optionee's death, the Option shall thereafter be exercisable (to the extent otherwise exercisable hereunder) only by the Optionee's Beneficiary, executors or administrators.

11. Changes in Capital Structure

The terms and conditions of the Option, including the number of shares and the class or series of capital stock which may be delivered upon exercise of the Option and the purchase price per share, are subject to adjustment as provided in Section 7 of the Plan.

12. Optionee’s Representations, Warranties and Covenants

12.1 Optionee represents and warrants that he or she is acquiring the Option and, when vested and exercised, the Common Stock underlying the Option, solely for his or her own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Optionee agrees that he or she will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of the Option or any Common Stock received upon exercise of the Option (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Shares of Restricted Stock), or any interest therein or any rights relating thereto, except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, and in compliance with all applicable state or non-U.S. securities or “blue sky” laws. Optionee further understands, acknowledges and agrees that none of the Options, our upon exercise, the shares of Common Stock underlying the Options, may be transferred, sold, pledged, hypothecated or otherwise disposed of unless such disposition is in compliance with the applicable provisions of the Plan and this Agreement.

12.2 Optionee acknowledges that any certificate evidencing the Options shall bear the following legend prior to the lapse of any outstanding restrictions

THIS OPTION IS SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER (THE “RESTRICTIONS”), CONTAINED IN THE FREEDOM HOLDING CORP. 2018 EQUITY INCENTIVE PLAN, AND ANY AGREEMENTS ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY. ANY ATTEMPT TO DISPOSE OF THIS OPTION IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT.

12.3 Optionee represents and warrants that, as of the date hereof, he or she is an officer, employee or director of the Company or a Subsidiary.

12.4 Optionee agrees that the obligation of the Company to issue shares upon the exercise of the Option shall also be subject, as a condition precedent, to compliance with applicable provisions of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company's securities shall be listed.

13. No Advice Regarding Award.

Optionee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice Optionee may determine is needed or appropriate with respect to the Award (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the U.S. Internal Revenue Code with respect to the Award, and the process and requirements for such an election). Neither the Company nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Award or the making of an election under Section 83(b) of the Code with respect to the Award. In the event the Optionee desires to make an election under Section 83(b) of the Code with respect to the Award, it is the Optionee’s sole responsibility to do so timely. Except for the withholding rights set forth in Section 16 below, the Optionee is solely responsible for any and all tax liability that may arise with respect to the Award.

14. Waiver of Repurchase Option and Right of First Refusal.

The parties hereby waive any Repurchase Option or Right of First Refusal to which the Company may be entitled pursuant to Section 6.7 of the Plan.

15. Optionee Bound by the Plan

The Option has been granted subject to the terms and conditions of the Plan, a copy of which has been provided to the Optionee and which the Optionee acknowledges having received and reviewed.  Any conflict between this Agreement and the Plan shall be decided in favor of the provisions of the Plan.  Any conflict between this Agreement and the terms of a written employment agreement for the Optionee that has been approved, ratified or confirmed by the Board shall be decided in favor of the provisions of such employment agreement.  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.  This Agreement may not be amended in any manner adverse to the Optionee except by a written agreement executed by the Optionee and the Company.

16. Consent to Electronic Delivery

By executing this Agreement, the Optionee hereby consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Commission rules.  This consent may be revoked in writing by the Optionee at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Optionee.

17. Withholding of Taxes

The Company or any Subsidiary employing the Optionee has the authority and the right to deduct or withhold, or require the Optionee to remit to the Company or its Subsidiary, as applicable, an amount sufficient to satisfy federal, state, and local income and employment taxes (including the Optionee’s FICA obligation, or similar obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option (or any portion thereof).  The withholding requirement may be satisfied, in whole or in part, at the election of the Optionee by withholding from the shares of Common Stock otherwise issuable upon the exercise of the Option (or portion thereof) that number of shares having an aggregate fair market value (as defined in the Plan) on the date of the withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates, will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Optionee.

18. Notices

Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Freedom Holding Corp., Office 1704, 4B Building, “Nurly Tau” BC, 17 Al Farabi Ave, Almaty, Kazakhstan 050059, Attn. Evgeniy Ler, Chief Financial Officer, or any other address designated by the Company in a written notice to the Optionee.  Notices to the Optionee will be directed to the address of the Optionee then currently on file with the Company, or at any other address given by the Optionee in a written notice to the Company.

19. Compliance with Section 409A of the Code

If any provision of this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code upon the vesting or exercise of the Option (or any portion thereof), such provision shall be restructured, to the minimum extent possible, in a manner determined by the Company (and reasonably acceptable to the Optionee) that does not cause such an accelerated or additional tax (including, if applicable, by increasing the purchase price of the shares of Common Stock subject to the Option to the reflect the “fair market value” of share of Common Stock on the Date of Grant, within the meaning of Section 409A of the Code and any Treasury Regulations or other IRS guidance promulgated thereunder).

20. No Right to Continued Employment

This Award does not constitute an employment contract.  Nothing herein shall confer upon the Optionee the right to continue to serve as a director or officer to, or to continue as an employee or service provider of, the Company or any of its Affiliates for the length of the vesting schedule set forth in Section 3 or for any portion thereof.

21. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

22. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

23. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Utah without giving effect to the conflicts of laws principles thereof.

24. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee’s legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee’s heirs, executors, administrators and successors.

25. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Optionee, the Optionee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

26. Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Optionee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

27. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

28. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

FREEDOM HOLDING CORP.
By:
Timur Turlov, Chief Executive Officer

OPTIONEE
By:
Name: